As filed with the Securities and Exchange Commission on February 13, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Splash Beverage Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada	34-1720075
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1314 E Las Olas Blvd. Suite 221 Fort Lauderdale, Florida 33301
(Address of Principal Executive Offices) (Zip Code)

Splash Beverage Group, Inc. 2025 Equity Incentive Plan
(Full title of the plan)
William Meissner President 1314 E Las Olas Blvd. Suite 221 Fort Lauderdale, Florida 33301
(Name and address of agent for service)

(954) 745-5815
(Telephone number, including area code, of agent for service)

Copy to:

Michael Harris, Esq.

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, Florida 33410

(561)-686-3307

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION

This prospectus relates to up to 5,315,780 shares of Common Stock of Splash Beverage Group, Inc. (“the Company”) which have been or may be issued or issuable to employees, non-employee directors, officers, consultants and advisors of the Company and its subsidiaries under the Company’s 2025 Equity Incentive Plan (the “Plan”). The aggregate number of shares of Common Stock which shall be available for grants or payments of awards under the Plan is equal to 15% of the outstanding shares of Common Stock on a fully diluted basis (the “Share Reserve”) in accordance with the Plan.

The Plan contains an “evergreen provision,” pursuant to which the Share Reserve will automatically increase on January 1st of each year (each, an “Increase Date”), for a period of seven years commencing on January 1, 2026 and ending on January 1, 2032. The yearly increases shall equal an amount equal to 5% of the total number of shares of Common Stock outstanding as of December 31 of the preceding calendar year, on a fully diluted basis. No more than an aggregate of 375,000 shares of Common Stock may be issued pursuant to the exercise of incentive stock options (“ISOs”). The Board of Directors (the “Board”) may determine at any time prior to the increase date for a given year that there will be no increase in the Share Reserve, or that the increase in the Share Reserve will be less than the amount than would otherwise occur under the Plan. The Plan shall remain in effect for 10 years or until terminated by the Board. The termination of the Plan shall not impair rights and obligations under any stock right granted while the Plan was in effect.

The number of shares of Common Stock being registered under the registration statement of which this prospectus forms a part represents the current Share Reserve of 5,315,780 shares as of the date of this prospectus, and does not take into account any future increases thereto including pursuant the evergreen provision described above. The Company may in the future file a post-effective amendment to this Form S-8 or a new or additional registration statement on Form S-8 registering additional shares that are later added to the Share Reserve including by virtue of the evergreen provision described above.

ISOs may be granted to any employee of the Company or related corporation. In compliance with Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) and other applicable securities laws, the following types of grants may be awarded to any director (whether or not an employee), officer, employee or consultant of the Company or any related corporation: (i) Common Stock of the Company pursuant to options granted hereunder which do not qualify as ISOs (“Non-Qualified Options”), shares of Common Stock of the Company which normally are subject to restrictions on sale (“Restricted Stock”), restricted stock units (“RSUs”) and stock appreciation rights (“SARs”).

The Plan may be administered by a majority of the Compensation Committee (the “Committee”), or if the Compensation Committee has not been appointed or is unable, by the entire Board. The Company established the Plan to attract and retain qualified employees, consultants, officers and directors, by creating incentives and rewards for their contributions to the success of the Company and its related corporations.

Awards granted pursuant to the Plan are subject to forfeiture at the discretion of the Board upon the occurrence of the following events, which include, but are not limited: (i) a breach of a duty of confidentiality required by insider trading guidelines, (ii) competing with the Company, (iii) recruiting Company personnel after employment is terminated, (iv) termination for cause of the grantee’s service to the Company including but not limited to fraud, theft, dishonesty, or violation of Company policy, (v) purchasing or trading securities in violation of the Company’s insider trading policy, or (vii) a finding by the Board that the grantee has acted disloyally and/or against the interests of the Company.

In addition to the foregoing, pursuant to Rule 10D-1 of the Exchange Act and the related rules promulgated by NYSE American LLC (“NYSE”) the Company is required to recover from former and current executive officers reasonably, promptly, and completely the amount of erroneously awarded incentive-based compensation if the Company is required to prepare an accounting restatement due to Company’s material non-compliance with any financial reporting requirement under the securities laws.

Accordingly, on September 20, 2023, the Board adopted the Splash Beverage Group, Inc. Clawback Policy (the “Clawback Policy”) providing for the recovery of certain incentive-based compensation from current and former executive officers of the Company in the event the Company is required to restate any of its financial statements filed with the SEC under the Exchange Act in order to correct an error that is material to the previously-issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Adoption of the Clawback Policy was mandated by new NYSE listing standards introduced pursuant to Exchange Act Rule 10D-1. A copy of the Clawback Policy has been filed as Exhibit 97.1 to our Annual Report on Form 10-K filed for the fiscal year ended December 31, 2024, and can also be found at www.splashbeveragegroup.com.

We will send or give the documents containing the information specified in Part I of Form S-8 to employees as specified by the SEC pursuant to Rule 428(b)(1) under the Securities Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

We will furnish without charge to each person to whom the prospectus is delivered, upon the oral or written request of such person, a copy of any and all of the documents incorporated by reference (other than exhibits to such documents). Requests should be directed to the attention of Splash Beverage Group, Inc., 1314 E Las Olas Blvd., Suite 221, Fort Lauderdale, Florida 33301, Attention: Corporate Secretary or (954) 745-5815.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any subsequent filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the sale of all the shares of Common Stock that are part of this offering. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. The documents we are incorporating by reference are as follows:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on July 11, 2025;
(b)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2025 filed on with the SEC on July 11, 2025, our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025 filed on with the SEC on August 14, 2025, and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025 filed on with the SEC on November 19, 2025; and
(c)	Our Current Reports on Form 8-K (including Form 8-K/A) filed on April 3, 2025, April 11, 2025, April 17, 2025, June 13, 2025, June 26, 2025, July 29, 2025, July 30, 2025, September 4, 2025, September 24, 2025, October 1, 2025, October 17, 2025, October 27, 2025, October 30, 2025, November 6, 2025, November 14, 2025, November 17, 2025, December 10, 2025, December 17, 2025, January 26, 2026, and January 30, 2026 (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits relating to such information, which is neither filed nor incorporated by reference herein);
(d)	Our definitive Proxy Statements on Schedule 14A filed with the SEC on August 7, 2025 (as amended on August 8, 2025), October 6, 2025 and November 5, 2025;
(e)	The description of our Common Stock contained in Exhibit 4.1 – Description of Capital Stock – filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on July 11, 2025.
(g)	All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pursuant to our Articles of Incorporation and Bylaws, we may indemnify, to the extent permitted under Nevada law, an officer or director against all liability and expenses (including, but not limited to attorney’s fees) reasonably incurred by reason of being or having been a director, officer or representative of ours. Any indemnification thereunder is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or officers pursuant to the foregoing provisions. However, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8. EXHIBITS.

Exhibit #	Exhibit Description
4.1	2025 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on October 1, 2025)
5.1	Legal Opinion of Nason Yeager Gerson Harris & Fumero, P.A.*
23.1	Consent of Rose, Snyder & Jacobs LLP, independent registered public accounting firm*
23.2	Consent of Nason Yeager Gerson Harris & Fumero, P.A. (contained in Exhibit 5.1)
107	Filing fee table*

* Filed herewith.

ITEM 9. UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

		(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

		(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement

	(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, Florida, on February 13, 2026.

Splash Beverage Group, Inc.

By:	/s/William Meissner
William Meissner
President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date
/s/ William Meissner	President (Principal Executive Officer)	February 13, 2026
William Meissner

/s/Martin Scott	Interim Chief Financial Officer (Principal Financial Officer)	February 13, 2026
Martin Scott

/s/William Caple	Director	February 13, 2026
William Caple

/s/ Justin Yorke	Director	February 13, 2026
Justin Yorke

/s/Robert Nistico	Director	February 13, 2026
Robert Nistico

/s/Thomas Fore	Director	February 13, 2026
Thomas Fore

/s/Brady Cobb	Director	February 13, 2026
Brady Cobb